Exhibit 99.1

Press Release

MagnaChip Reports Third Quarter 2013 Financial Results

•	Power Solutions Revenue Increased 14% Sequentially, 21% Year-Over-Year

•	Display Solutions Revenue Increased 6% Sequentially, 5% Year-Over-Year

•	Achieved GAAP EPS of $1.24 and Adjusted EPS of $0.76 Per Diluted Share

SEOUL, South Korea and CUPERTINO, Calif., October 29, 2013 — MagnaChip Semiconductor Corporation (“MagnaChip”) (NYSE: MX), a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products, today announced financial results for the third quarter ended September 30, 2013.

Revenue for the third quarter of 2013 was $217.8 million, a 1.2% increase compared to $215.3 million for the second quarter of 2013 and a 1.8% decrease compared to $221.9 million for the third quarter of 2012.

Gross margin was $71.9 million or 33.0%, as a percent of revenue, for the third quarter of 2013. This compares to gross margin of $71.0 million or 33.0% for the second quarter of 2013 and $76.4 million or 34.5% for the third quarter of 2012.

Net income, on a GAAP basis, for the third quarter of 2013 totaled $46.7 million or $1.24 per diluted share. This compares to a net income of $4.4 million or $0.12 per diluted share for the second quarter of 2013 and a net income of $48.4 million or $1.30 per diluted share for the third quarter of 2012. Net income was impacted primarily by a foreign currency gain of $43.3 million during the quarter which was primarily related to the non-cash foreign currency translation of intercompany balances that were denominated in U.S. dollars.

“We are pleased to have delivered results that met our financial guidance for the eleventh consecutive quarter. We met our revenue and gross margin guidance through a combination of product and customer diversification and the successful launch of a new product line for our Power Solutions Division,” said Sang Park, MagnaChip Chairman and CEO. “Our smartphone related revenue grew quarter-to-quarter due to the expansion of AMOLED display drivers in high-end smartphones and from an increase of sales to mid- to low-end smartphone customers.”

Adjusted net income, a non-GAAP measurement, for the third quarter of 2013 totaled $28.6 million or $0.76 per diluted share compared to $26.2 million or $0.71 per diluted share for the second quarter of 2013 and $30.4 million or $0.81 per diluted share for the third quarter of 2012.

Management believes that non-GAAP financial measures, when viewed in conjunction with GAAP results, can provide a more meaningful understanding of the factors and trends affecting MagnaChip’s business and operations. However, such non-GAAP financial measures have limitations and should not be considered as a substitute for net income or as a better indicator of our operating performance than measures that are presented in accordance with GAAP. A reconciliation of GAAP results to non-GAAP results is included following the financial statements.

Combined cash balances (cash and cash equivalents plus restricted cash) totaled $158.3 million at the end of the third quarter of 2013, a decrease of $34.4 million from the end of the prior quarter. Cash provided from operations totaled approximately $6.0 million for the third quarter of 2013.

Revenue by Segment

In thousands of US dollars	Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012
Semiconductor Manufacturing Services (Foundry)	$103,076	$109,751	$117,978
Display Solutions	73,162	68,867	69,415
Power Solutions	40,959	35,959	33,849
Other	627	712	630
Total Revenue	$217,824	$215,289	$221,872

Third Quarter and Recent Company Highlights

•	Repurchased $25 Million or 1,213,517 Shares under MagnaChip’s 2013 Stock Repurchase Program.

•	Eleventh Consecutive Quarter of Meeting or Exceeding Financial Guidance.

•	Completed Secondary Offering of 1.7 Million Shares of Common Stock.

Business Outlook

For the fourth quarter of 2013, MagnaChip expects:

•	Revenue will be in the range of $193 million to $203 million.

•	Gross margin will be 29.0% to 31.0% as a percent of revenue.

Conference Call

MagnaChip will hold a conference call at 5 p.m. EDT today to discuss the third quarter 2013 financial results. The conference call will be webcast live and is also available by dialing 1-866-776-2061 in the U.S. or 1-706-679-0298 for all other locations. The conference ID number is 78794356 and participants are encouraged to initiate their calls at least 10 minutes in advance of the 5 p.m. EDT start time to ensure a timely connection. The webcast and earnings release will be accessible at www.magnachip.com.

A replay of the conference call will be available the same day and will run for 72 hours. The replay access numbers are 1-855-859-2056 or 1-404-537-3406. The access code is 78794356.

About MagnaChip Semiconductor Corporation

Headquartered in South Korea, MagnaChip is a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products for high-volume consumer applications. MagnaChip believes it has one of the broadest and deepest ranges of analog and mixed-signal semiconductor platforms in the industry, supported by its 30-year operating history, a large portfolio of registered and pending patents, and extensive engineering and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through, MagnaChip’s website is not a part of, and is not incorporated into, this release.

Safe Harbor for Forward-Looking Statements

Information in this release regarding MagnaChip’s forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include statements about our ability to capitalize on improving market dynamics and future operating and financial performance including fourth quarter 2013 revenue and gross margin. All forward-looking statements included in this release are based upon information available to MagnaChip Semiconductor as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include general economic conditions, the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new products and technologies, ability to ramp new products into volume production, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets and the impact of foreign exchange rates, unanticipated costs and expenses or the inability to identify expenses which can be eliminated, compliance with U.S. and international trade and export laws and regulations by us and our distributors, and other risks detailed from time to time in MagnaChip’s filings with the SEC, including our Form 10-K filed on February 22, 2013 and subsequent registration statements, amendments or other reports that we may file from time to time with the SEC and/or make available on our website. MagnaChip assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

CONTACTS:

In the United States: Robert Pursel Director of Investor Relations Tel. +1-408-625-1262 robert.pursel@magnachip.com	In Korea: Chankeun Park Senior Manager, Public Relations Tel. +82-2-6903-3195 chankeun.park@magnachip.com

# # #

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012
Net sales	$217,824	$215,289	$221,872
Cost of sales	145,936	144,241	145,432

Gross profit	71,888	71,048	76,440

Gross profit %	33.0%	33.0%	34.5%

Selling, general and administrative expenses	20,071	19,709	21,388
Research and development expenses	21,192	21,131	19,470

Operating income	30,625	30,208	35,582

Other income (expenses)
Interest expense, net	(4,548)	(5,879)	(5,746)
Foreign currency gain (loss), net	43,350	(20,978)	21,782
Loss on early extinguishment of senior notes	(32,812)	—	—
Other	763	(230)	695

	6,753	(27,087)	16,731

Income before income taxes	37,378	3,121	52,313

Income tax expense (benefit)	(9,293)	(1,315)	3,901

Net income	$46,671	$4,436	$48,412

Earnings per common share:
-Basic	$1.32	$0.13	$1.34
-Diluted	$1.24	$0.12	$1.30

Weighted average number of shares—Basic	35,443,820	35,474,001	36,199,655
Weighted average number of shares—Diluted	37,493,550	37,125,005	37,324,787

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND ADJUSTED NET INCOME

(In thousands of US dollars, except share data)

(Unaudited)

	Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012
Net income	$46,671	$4,436	$48,412
Adjustments:
Depreciation and amortization	8,748	8,359	8,443
Interest expense, net	4,548	5,879	5,746
Income tax expense (benefit)	(9,293)	(1,315)	3,901
Stock-based compensation expense	485	493	535
Foreign currency loss (gain), net	(43,350)	20,978	(21,782)
Derivative valuation loss (gain), net	(763)	230	(695)
Secondary offering and others	460	—	2,119
Loss on early extinguishment of senior notes	32,812	—	—

Adjusted EBITDA	$40,318	$39,060	$46,679

Adjusted EBITDA per common share:
- Diluted	$1.08	$1.05	$1.25
Weighted average number of shares - Diluted	37,493,550	37,125,005	37,324,787

Net income	$46,671	$4,436	$48,412
Adjustments:
Stock-based compensation expense	485	493	535
Amortization of intangibles	1,508	1,492	1,829
Foreign currency loss (gain), net	(43,350)	20,978	(21,782)
Derivative valuation loss (gain), net	(763)	230	(695)
Secondary offering and others	460	—	2,119
GAAP and cash tax expense difference	(9,173)	(1,452)	—
Loss on early extinguishment of senior notes	32,812	—	—

Adjusted net income	$28,650	$26,177	$30,418

Adjusted net income per common share:
- Diluted	$0.76	$0.71	$0.81
Weighted average number of shares - Diluted	37,493,550	37,125,005	37,324,787

We define Adjusted EBITDA as net income adjusted to exclude (i) depreciation and amortization, (ii) interest expense, net, (iii) income tax expense (benefit), (iv) stock-based compensation expense, (v) foreign currency loss (gain), net, (vi) derivative valuation loss (gain), net, (vii) secondary offering and others, and (viii) loss on early extinguishment of senior notes.

We present Adjusted Net Income as a further supplemental measure of our performance. We prepare Adjusted Net Income by adjusting net income to eliminate the impact of a number of non-cash expenses and other items that may be either one time or recurring that we do not consider to be indicative of our core ongoing operating performance. We believe that Adjusted Net Income is particularly useful because it reflects the impact of our asset base and capital structure on our operating performance. We define Adjusted Net Income as net income adjusted to exclude (i) stock-based compensation expense, (ii) amortization of intangibles, (iii) foreign currency loss (gain), net, (iv) derivative valuation loss (gain), net, (v) secondary offering and others, (vi) GAAP and cash tax expense difference, and (vii) loss on early extinguishment of senior notes.

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share data)

(Unaudited)

	September 30, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$158,268	$182,238
Restricted cash	6	133
Accounts receivable, net	199,018	143,331
Inventories, net	80,881	89,363
Other receivables	2,114	1,429
Prepaid expenses	11,777	7,884
Current deferred income tax assets	32,686	22,768
Other current assets	6,828	9,680

Total current assets	491,578	456,826

Property, plant and equipment, net	263,150	238,256
Intangible assets, net	8,992	15,260
Long-term prepaid expenses	17,791	18,048
Deferred income tax assets	45,253	46,710
Other non-current assets	16,731	14,866

Total assets	$843,495	$789,966

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$74,655	$79,236
Other accounts payable	17,381	15,600
Accrued expenses	44,765	43,486
Other current liabilities	7,420	9,973

Total current liabilities	144,221	148,295

Long-term borrowings, net	223,897	201,653
Accrued severance benefits, net	123,619	112,446
Other non-current liabilities	15,018	17,263

Total liabilities	506,755	479,657

Stockholders’ equity
Common stock, $0.01 par value, 150,000,000 shares authorized, 40,498,795 shares issued and 34,945,377 shares outstanding at September 30, 2013 and 39,599,374 shares issued and 35,635,357 shares outstanding at December 31, 2012	405	396
Additional paid-in capital	112,950	101,885
Retained earnings	330,953	287,251
Treasury stock, 5,553,418 shares at September 30, 2013 and 3,964,017 shares at December 31, 2012	(70,918)	(39,918)
Accumulated other comprehensive loss	(36,650)	(39,305)

Total stockholders’ equity	336,740	310,309

Total liabilities and stockholders’ equity	$843,495	$789,966

MAGNACHIP SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

(Unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2013	September 30, 2013	September 30, 2012
Cash flows from operating activities
Net income	$46,671	$43,702	$68,015
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	8,748	25,629	23,840
Provision for severance benefits	4,975	15,661	16,779
Amortization of debt issuance costs and original issue discount	176	744	753
Loss (gain) on foreign currency translation, net	(53,364)	1,644	(25,304)
Gain on disposal of property, plant and equipment, net	(49)	(75)	(174)
Loss on disposal of intangible assets, net	1	2	26
Restructuring and impairment charges	—	618	—
Stock-based compensation	485	1,398	1,450
Loss on early extinguishment of senior notes	32,812	32,812	—
Other	156	1,567	(332)
Changes in operating assets and liabilities
Accounts receivable	(29,825)	(59,311)	(18,168)
Inventories	1,638	8,398	(8,526)
Other receivables	(884)	(284)	(1,787)
Other current assets	743	8,168	(662)
Deferred tax assets	(9,043)	(10,038)	1,514
Accounts payable	(3,167)	(2,314)	17,472
Other accounts payable	(379)	(7,901)	(700)
Accrued expenses	8,007	1,004	13,761
Other current liabilities	434	(663)	9,450
Payment of severance benefits	(1,392)	(4,331)	(5,569)
Other	(707)	(1,814)	(2,239)

Net cash provided by operating activities	6,036	54,616	89,599

Cash flows from investing activities
Decrease in restricted cash	1	123	6,774
Proceeds from disposal of plant, property and equipment	66	93	937
Purchase of plant, property and equipment	(5,813)	(45,703)	(56,745)
Payment for intellectual property registration	(158)	(401)	(752)
Payment for acquisition	—	—	(8,642)
Decrease in short-term financial instruments	—	—	173
Collection of guarantee deposits	—	117	72
Payment of guarantee deposits	(2)	(941)	(311)
Other	1	12	(50)

Net cash used in investing activities	(5,905)	(46,700)	(58,544)

Cash flows from financing activities
Proceeds from issuance of senior notes	218,836	218,836	—
Proceeds from issuance of common stock	5,095	9,676	436
Repayment of long term borrowings	(229,333)	(229,333)	—
Repayment of obligations under capital lease	—	—	(2,968)
Acquisition of treasury stock	(25,000)	(31,000)	(22,937)

Net cash used in financing activities	(30,402)	(31,821)	(25,469)
Effect of exchange rates on cash and cash equivalents	(4,102)	(65)	(2,039)

Net increase (decrease) in cash and cash equivalents	(34,373)	(23,970)	3,547

Cash and cash equivalents
Beginning of the period	192,641	182,238	162,111

End of the period	$158,268	$158,268	$165,658